Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

BCSB Bankcorp, Inc.

Baltimore, Maryland

We hereby consent to the incorporation by reference in the Prospectus and the Proxy Statement/Prospectus constituting a part of this Amended Registration Statement on Form S-1/A and in the Amended Application for Conversion on Form AC filed with the Office of Thrift Supervision of our report dated November 30, 2004, relating to the consolidated financial statements of BCSB Bankcorp, Inc. appearing herein for the year ended September 30, 2004.

We also consent to the reference to us under the caption “Experts” in the Prospectus and the Proxy Statement/Prospectus.

Beard Miller Company LLP

Baltimore, Maryland

June 12, 2007